Exhibit 99.1

           ZYMOGENETICS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

      Important Clinical Progress and Data Presentations Highlight Quarter

SEATTLE, Aug. 3 /PRNewswire-FirstCall/ -- ZymoGenetics, Inc. (Nasdaq: ZGEN) today reported its financial results for the quarter ended June 30, 2006. The company reported a net loss for the quarter of $30.0 million, or $0.45 per share, which was higher than the net loss reported for the comparable 2005 period of $23.8 million, or $0.41 per share. The increased loss was consistent with the company's plans, which call for increasing investment in its portfolio of therapeutic product candidates as they advance through clinical development. The company continued to maintain a strong financial position, with $310 million of cash and investments as of June 30, 2006.

"With the completion of patient enrollment in our Phase 3 rhThrombin clinical trial, our company achieved a major milestone this quarter," stated Bruce L.A. Carter, President and Chief Executive Officer. "In addition, promising clinical data was presented during the quarter for both atacicept and IL-21. Things have continued to progress according to plan," added Dr. Carter.

Revenues for the quarter ended June 30, 2006 were $8.1 million, comparable to the $8.0 million revenues reported for the second quarter of 2005.

Operating expenses for the quarter increased, as anticipated. Research and development expenses increased by 21% to $31.4 million, compared to $25.9 million for the second quarter of 2005. A substantial amount of the increase was attributable to stock-based compensation expense recorded pursuant to new stock option accounting rules. Other significant factors driving the increase included the costs of ongoing clinical trials and increased staffing to support the expanding product development activities.

General and administrative expenses increased by 42% to $8.3 million, compared to $5.9 million for the second quarter of 2005. Most of the increase in 2006 was attributable to stock-based compensation expense recorded pursuant to new stock option accounting rules. Increased staffing costs, including marketing and sales, also contributed to the increase.

Non-operating items shifted to net other income in the second quarter of 2006 from net other expense in 2005 due to higher investment income, driven primarily by higher interest rates and secondarily by higher investment balances.

Recent Highlights

The company continues to advance its pipeline of product candidates. Highlights of the second quarter and anticipated near-term developments for each clinical program are described below.

rhThrombin

ZymoGenetics announced the completion of enrollment in its Phase 3 pivotal clinical trial of recombinant human thrombin on June 20, 2006. The company plans to disclose trial findings in September and is on track to file a Biologics License Application with the FDA in late 2006.

The company will soon begin enrolling subjects in a Phase 2 clinical trial using rhThrombin in a spray applicator as an adjunct to hemostasis in autologous skin grafting for burns and other traumatic skin injuries. ZymoGenetics plans to enroll up to forty patients, ages 2 to 65 years, in this open-label study, which is expected to finish near the end of 2006.

Atacicept (TACI-Ig)

Results of the company's rheumatoid arthritis Phase 1b clinical study were presented at the European League Against Rheumatism (EULAR) annual congress in Amsterdam on June 23, 2006. Data supported ZymoGenetics' earlier announced findings that atacicept was well tolerated, with clear biologic responses that appeared to correlate with clinical benefit. The company expects to present results from its Phase 1b clinical studies in systemic lupus erythematosus (SLE) and B-cell malignancies at medical meetings during the second half of 2006. Together with its partner Serono S.A., the company expects to initiate Phase 2 clinical testing of atacicept in patients with rheumatoid arthritis during the second half of 2006.

IL-21

Results from the Phase 1 monotherapy trial of Interleukin 21 (IL-21) in patients with metastatic melanoma or metastatic renal cell carcinoma (RCC) were presented at the American Society of Clinical Oncology 2006 annual meeting. Findings from this trial showed that IL-21 can be administered in an outpatient setting with a satisfactory toxicity profile and evidence of anti-tumor activity. ZymoGenetics also plans to start Phase 1/2 testing of IL-21 for RCC in combination with tyrosine kinase inhibitors during the second half of 2006. The company's development partner Novo Nordisk continues to examine IL-21 monotherapy in metastatic melanoma and has started the Phase 2 portion of their Phase 1/2 clinical trial. ZymoGenetics recently announced the initiation of a Phase 1 trial combining IL-21 with rituximab in patients with non-Hodgkin's lymphoma.

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

CONTACT: investors, John Calhoun, M.D., MBA, Director, Corporate Communications & Investor Relations, +1-206-442-6744, or Media Relations, Susan W. Specht, MBA, Associate Director, Corporate Communications, +1-206-442-6592

                               ZYMOGENETICS, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                  Three Months Ended        Six Months Ended
                                      June 30,                  June 30,
                               -----------------------   -----------------------
                                  2006         2005         2006         2005
                               ----------   ----------   ----------   ----------
Revenues:
  Royalties                    $    1,734   $    1,837   $    3,587   $    4,218
  Option fees                       2,673        2,659        5,333        5,319
  License fees and milestone
    payments                        3,660        3,519        6,539       10,433
    Total revenues                  8,067        8,015       15,459       19,970
Operating expenses:
  Research and development         31,375       25,888       64,325       50,419
  General and
   administrative                   8,297        5,861       16,104       11,845
    Total operating
     expenses                      39,672       31,749       80,429       62,264
Loss from operations              (31,605)     (23,734)     (64,970)     (42,294)
Net other income
 (expense)                          1,634          (69)       3,342         (297)
Net loss                       $  (29,971)  $  (23,803)  $  (61,628)  $  (42,591)
Basic and diluted net
  loss per share               $    (0.45)  $    (0.41)  $    (0.93)  $    (0.74)
Weighted-average number
 of shares used in
 computing net loss
 per share                         66,832       57,855       66,564       57,764

                                 BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                           June 30,     December 31,
                                             2006           2005
                                         ------------   ------------
Cash, cash equivalents and short-term
 investments                             $    310,279   $    366,311
Other current assets                            8,776          8,884
Property and equipment, net                    71,849         71,803
Other assets                                    6,414          6,355

   Total assets                          $    397,318   $    453,353
Current liabilities                      $     23,231   $     31,736
Lease obligations                              66,982         66,754
Other non-current liabilities                  18,746         21,200
Shareholders' equity                          288,359        333,663

   Total liabilities and
    shareholders' equity                 $    397,318   $    453,353

SOURCE  ZymoGenetics, Inc.
    -0-                             08/03/2006
    /CONTACT: investors, John Calhoun, M.D., MBA, Director, Corporate Communications & Investor Relations, +1-206-442-6744, or Media Relations, Susan W. Specht, MBA, Associate Director, Corporate Communications, +1-206-442-6592/
    /Web site:  http://www.zymogenetics.com/